Exhibit 3.02(iii)

AMENDMENT TO THE OPERATING AGREEMENT

THIS AMENDMENT TO THE FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of November 30, 2012 (as amended from time to time, the “Agreement”) of Aspect FuturesAccess LLC (this “Amendment”) is made as of October 12, 2017 by Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), and the Investors.  Capitalized terms used herein, but not defined, shall have the same meanings assigned to them in the Agreement.

WHEREAS, the Sponsor and the Investors entered into the Agreement; and

WHEREAS, the Sponsor wishes to amend the Agreement with effect as of October 12, 2017 pursuant to Section 10.03 of the Agreement as follows.

NOW IT IS HEREBY AGREED as follows:

1.	The following shall be added as a new paragraph immediately following the seventh paragraph of Section 2.01 of the Agreement:

“Once a Class C Unit has been issued and outstanding for thirty (30) full calendar months, the Sponsor may, in its sole discretion, automatically convert such Class C Unit to a Class A Unit as of the first business day of the 31st month such Unit is outstanding or as of the first business day of such later month as the Sponsor may, in its sole discretion, determine.  The conversion of Class C Units to Class A Units shall be made pursuant to such policies as determined by the Sponsor from time to time; provided that no upfront sales commissions shall be charged to the Investors in connection with a conversion of such Units.”

2.	Except as specifically amended herein, the Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

3.	The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Agreement shall be equally applicable to this Amendment.

* * * * * * *

IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of October 12, 2017.

SPONSOR:		INVESTORS:

Merrill Lynch Alternative Investments LLC			Merrill Lynch Alternative Investments LLC
Attorney‑in‑Fact

By:	/s/ Ninon Marapachi	By:	/s/ Ninon Marapachi
	Name: Ninon Marapachi		Name: Ninon Marapachi
	Title: Vice President		Title: Vice President

Dated: October 12, 2017		Dated: October 12, 2017